Exhibit 10.1

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.
2003 STOCK INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

     This Award Agreement (the “Award Agreement”) is made and entered into as of [ ], 200[7] between Aventine Renewable Energy Holdings, Inc. (the “Company”) and ______________ (the “Participant”).

     Pursuant to Article 8 of the Aventine Renewable Energy Holdings, Inc. 2003 Stock Incentive Plan (the “Plan”), the Company hereby grants to the Participant Performance Stock Units (the “Award”) on the terms and conditions as set forth in this Award Agreement and in the Plan. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

     In accordance with this grant, and as a condition thereto, the Company and the Participant agree as follows:

     SECTION 1. Target Award; Award Period; Date of Grant.

Target Award:	__________Performance Stock Units (the “Target Award”)

Award Period:	January 1, 2007 through and ending on December 31, 2009 (the “Award Period”)

Date of Grant:	__________ , 200[7]

     SECTION 2. Nature of Award. The Target Award represents the opportunity to receive a number of shares of Company common stock, $0.001 par value per share (the “Shares”), as are earned in accordance with Section 3 of this Award Agreement as more fully set forth in Section 4 of this Award Agreement.

     SECTION 3. Determination of Number of Shares Earned. The number of Shares earned as of the end of the Award Period, if any, shall be determined as follows:

[# of Shares = Payout Percentage x Target Award]

The “Payout Percentage” shall be determined by the achievement of Company performance goals with respect to the third calendar year of the Award Period as set forth and provided in Schedule A (“ Performance Goals”), with the Payout Percentage being 50% for “Threshold” performance, 100% for “Target” performance and [200%] for “Stretch” performance. The percentage will be prorated for performance between “Threshold” and “Stretch”. Performance below Threshold will result in a Payout Percentage of 0%, with no Shares being earned by the Participant hereunder. All determinations regarding whether the performance goals have been achieved, the Payout Percentage, and any other matter related to this Section 3 shall be made by the Committee in its sole and absolute discretion.

     SECTION 4. Settlement of Performance Stock Units. Subject to Section 5 of this Award Agreement, Performance Stock Units will be converted into Shares, in accordance with Section 3 of this Agreement, as soon as reasonably practicable following the close of the Award Period and the Committee’s determination of the level of Company achievement under the Performance Goals.

     SECTION 5. Termination of Employment.

     (a) Unless otherwise determined by the Committee at the time of termination, if the Participant’s employment with the Company or a Subsidiary is terminated by the Company or the Subsidiary for any reason other than for Cause prior to the end of the Award Period, all Performance Stock Units will be forfeited upon such termination with no consideration due to Participant. For the avoidance of doubt, if a Participant’s employment is terminated for Cause, all Performance Stock Units will be forfeited upon such termination with no consideration due to Participant

     (b) (i) Except as provided in Section 5(b)(ii), if the Participant’s employment with the Company or a Subsidiary is terminated due to his or her death, Disability or approved retirement (as determined by the Committee at the time of termination) prior to the end of the Award Period, the determination of the Payout Percentage for the Award Period will be made by the Committee at the end of the Award Period in accordance with Sections 3 and 4 above, and Performance Shares earned, if any, will be paid based on such Payout Percentage prorated for the number of full months elapsed from and including the month in which the Award Period began to and including the month in which the termination of employment occurs.

     (ii) In the event that, following Participant’s termination by approved retirement (as determined in Section 5(b)(i) above), Participant breaches any of the provisions of Section 10, as determined by the Committee, all of Participant’s rights to any Performance Stock Units otherwise payable pursuant to Section 5(b)(i) above shall be deemed immediately forfeited and cancelled in their entirety effective on the date of such determination without any payment or consideration being due from the Company.

     (c) For purposes of the Plan and the Award Agreement, a transfer of employment from the Company to any Subsidiary or vice versa, or from one Subsidiary to another, shall not be considered a termination of employment.

     SECTION 6. Sale of the Company. Upon a Sale of the Company, all outstanding Performance Stock Units shall be converted into restricted Shares (or any successor security thereto), with same Award period and Target Performance Goal, as maybe adjusted to reflect such transaction; provided, however, that in the event such outstanding Units are not assumed by a successor entity in connection with such Sale of the Company or in the event Participant’s employment is terminated without Cause within the 24-month period beginning on the effective date of the Sale of the Company, as of the effective date of such termination the Award Period shall be deemed completed in full, the Target performance goal shall be deemed to have been attained and such Shares shall be fully vested and transferable.

     SECTION 7. Tax Withholding. The Participant acknowledges that this Award is subject to Article 11 of the Plan, and that Participant’s tax obligations will be satisfied by the Company withholding a sufficient number of Shares that otherwise would be released to Participant upon settlement of the Award based on the Fair Market Value of the Shares, determined as of the date when the taxes otherwise would have been withheld in cash.

     SECTION 8. Rights As A Shareholder. The Participant shall have no rights as shareholder with respect to any Shares underlying the Award until and unless a Share certificate is issued to the Participant upon payment with respect to the Award.

     SECTION 9. Transferability. The Participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate Shares underlying the Award, other than as permitted under the terms of the Plan.

     SECTION 10. Confidentiality And Non-competition. As a condition to the receipt of this Award, the Participant agrees that:

     (a) From the date hereof until the first anniversary of the date on which the Participant’s employment or service with the Company is terminated for any reason, the Participant shall not, directly or indirectly, on his or her own account or as an employee, consultant, independent contractor, partner, owner, officer, director or stockholder, engage in, be connected with, have any interest in, or aid or assist anyone else to engage in, be connected with, or have any interest in, a Business, as such term is defined below; provided that the Participant may purchase securities in any corporation whose securities are listed or traded on a national securities exchange or in an over-the-counter securities market if such purchases do not result in the Participant beneficially owning, directly or indirectly, at any time, the lesser of (i) 1% or more of the equity securities of any such corporation or (ii) equity securities of any such corporation having a fair market value of $1,000,000 or more. As used herein “Business” means the business of producing, marketing, purchasing, selling, reselling and distributing ethanol and related bio-products and co-products (and incidental related activities) in the United States.

     (b) From the date hereof until the first anniversary of the date on which the Participant’s employment or service with the Company is terminated for any reason, the Participant shall not, directly or indirectly, (i) induce or attempt to induce any employee, officer or consultant of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee, officer or consultant thereof, (ii) hire directly or through another entity any person who was an employee of the Company or any of its Subsidiaries at any time during the twelve months prior to the date such person is to be so hired, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or any of its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its Subsidiaries (including making any negative statements or communications concerning the Company or any of its Subsidiaries).

     (c) During the Participant’s employment or service with the Company and at all times and after the termination of the Participant’s employment or service with the Company, the Participant shall not disclose or use for the Participant’s own benefit or purposes or the benefit or purposes of any Person other than the Company, any trade secrets or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally; provided that the foregoing shall not apply to information which is required by law to be disclosed, or to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of the Participant’s breach of this covenant.

     (d) The terms of this Section 10 are reasonable and necessary in light of the Participant’s position with the Company and responsibility and knowledge of the operations of the Company and its Subsidiaries and are not more restrictive than necessary to protect the legitimate interests of the parties hereto. In addition, any breach of the covenants contained in this Section 10 would cause irreparable harm to the Company, its Subsidiaries and Affiliates and there would be no adequate remedy at law or in damages to compensate the Company, its Subsidiaries and Affiliates for any such breach.

     SECTION 11. Notices. Any notice under this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, at its principal office located at 1300 S. Second Street, Pekin, Illinois 61555, or if the Company should move its principal office, to such other principal office, and, in the case of the Participant, to his or her last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

     SECTION 12. Governing Law and Severability. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without application of the conflict of law principles thereof.

     SECTION 13. Interpretation. The Participant accepts this Award subject to all the terms and provisions of the Plan, which shall control in the event of any conflict between any provision of the Plan and this Award Agreement, and accepts as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under the Plan and/or this Award Agreement. The Participant acknowledges receiving a copy of the Plan.

     SECTION 14. No Rights to Continued Employment. This Award Agreement is not a contract of employment. Nothing in the Plan or in this Award Agreement shall interfere with or limit in any way the right of the Company or any subsidiary to terminate the Participant’s employment at any time, for any reason or no reason, or confer upon the Participant the right to continue in the employ of the Company or a subsidiary.

     SECTION 15. Sections and Headings. All section references in this Award Agreement are to sections hereof for convenience of reference only and are not to affect the meaning of any provision of this Award Agreement.

     SECTION 16. Counterparts. This Award Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be duly executed as of the date first written above.

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:

Name:
Title:

PARTICIPANT

By:

Name:
Title:

Schedule A
Performance Goals